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                                                                     Exhibit 5.1

                      [THACHER PROFFITT & WOOD LETTERHEAD]

Writer's Direct Dial
(212) 912-7815

                                                  March 12, 1999

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652

Ladies and Gentlemen:

            We have acted as special counsel to Hudson City Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 87,020,500 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

            We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.
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Hudson City Bancorp, Inc.                                                 Page 2
March 12, 1999


            Based on the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when issued and sold as contemplated in the Registration Statement and the Plan of Reorganization and Stock Issuance of Hudson City Savings Bank ("Bank"), will be validly issued and outstanding, fully paid and non-assessable.

            In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

            This opinion is given solely for the benefit of the Company and investors who purchase Shares pursuant to the Registration Statement and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

            We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the Bank's Application for Formation of a Mutual Savings Bank Holding Company to the New Jersey Department of Banking and Insurance (the "N.J. Application"), and to the reference to our firm under the heading "Legal Matters" in the Prospectus which is part of such Registration Statement and to the reference to our firm in the N.J. Application.

                                                  Very truly yours,

                                                  THACHER PROFFITT & WOOD


                                                  By /s/ Robert C. Azarow
                                                     Robert C. Azarow